EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D, and any subsequent amendments thereto, to which this exhibit is attached is filed on behalf of each of them in the capacities set forth below.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 23rd day of May, 2013.

REPORTING PERSONS /s/Daryl D. Pomranke Daryl D. Pomranke
/s/Gregory W. Blaine Gregory W. Blaine
/s/Gene Diamond Gene Diamond
/s/John W. Palmer John W. Palmer
/s/Robert R. Ross Robert R. Ross
/s/Joyce M. Simon Joyce M. Simon